Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

January 8, 2024

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Re:	Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to First Wave BioPharma, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholder listed in the prospectus included as a part of the Registration Statement (the “Selling Shareholder”) of up to 1,762,674 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) issuable upon exercise of a warrant (the “Inducement Warrant”) to purchase shares of common stock (the “Inducement Warrant Shares”) at an exercise price of $5.00 per share issued to the selling shareholder on December 27, 2023. This opinion letter is furnished to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect; (iii) the Inducement Warrant; (iv) the Inducement Letter sent to the Selling Shareholder; and (v) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

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Based upon and subject to the foregoing, we are of the opinion that upon due exercise of the Inducement Warrants in accordance with the terms thereof, and when certificates for the same have been duly executed and countersigned and delivered in accordance with and pursuant to the terms of the Inducement Warrants, the Inducement Warrant Shares will be duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinion expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

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